UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2011

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

New York

1-13082

13-3131650

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation)

File Number)

Identification No)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On November 2, 2011, Kenneth Cole Productions, Inc. (the “Company”) issued a press release announcing the Company’s results for the third quarter ended September 30, 2011.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated November 2, 2011

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  November 3, 2011

            By:      /S/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

(Principal Financial and Accounting Officer)

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated November 2, 2011

Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

Kenneth Cole Productions Reports Third Quarter EPS of $0.31 vs. $0.11 last year

--Operating Income Increases 157%--

-- Expects Fourth Quarter EPS of $0.37 to $0.39 vs. a loss of ($0.15) a Year-Ago--

New York, New York, November 2, 2011 / PR Newswire - Kenneth Cole Productions, Inc. (NYSE:  KCP) today reported financial results for the third quarter ended September 30, 2011.  The Company reported that net revenues increased by 7.5%, operating income increased 157% to $5.9 million versus the prior year’s level of $2.3 million, and net income per fully-diluted share increased by 182% to $0.31 versus $0.11 in the year-ago period.

Kenneth Cole, Chairman and Chief Creative Officer, commented, "I am pleased that we are making steady progress in many areas and am confident in our management team’s ability to move the business forward and execute our vision  to become the international standard for New York style and social conscience.”

Paul Blum, Chief Executive Officer, commented, "We are now implementing specific strategic initiatives to improve our product and the effectiveness of our marketing.  We are pleased to have generated both sales growth and an increase in profitability during the quarter.  We are energized by this traction and expect ongoing gradual progress.”

Net revenues in the third quarter increased 7.5% to $128.0 million versus $119.0 million in the third quarter last year.  Wholesale revenues were up 27.5% to $79.7 million versus the year-ago period, driven by the launch of Kenneth Cole New York women’s sportswear and increased doors in Reaction men’s sportswear.  Consumer Direct revenues decreased 18.8% to $36.5 million versus the year-ago period due to the closing of unproductive full-priced stores and a comparable store sales decline of 10.1%. Licensing revenues in the third quarter improved approximately 2% to $11.8 million versus $11.5 million in the year-ago period.  Excluding the transition of Kenneth Cole New York women’s sportswear to a wholesale business, licensing revenues would have increased 6.6%.

Gross margin declined 480 basis points to 37.7% versus the third quarter last year.  This decline was anticipated, resulting primarily from the combination of higher sourcing costs and a substantial mix shift in revenues.  Wholesale, which operates at a lower gross margin rate than retail, grew to 62.3% of total revenues versus 52.5% a year-ago.

SG&A, as a percentage of net revenues, in the third quarter decreased to 33.1% from 40.6%, an improvement of 750 basis points over the year period-ago period.  This improvement, which more than offset the decline in gross margin, was primarily the result of the elimination of excess overhead related to unproductive stores closed in prior periods, ongoing focus on cost efficiencies, and leverage achieved on double digit wholesale growth.

The Company's balance sheet remained strong at September 30, 2011 with $39.1 million in cash and no long-term debt.  Inventory decreased slightly to $50.9 million versus the prior year's level of $51.6 million.  In addition, the Company repurchased 102,500 shares of its stock for approximately $1.2 million during the quarter.  This leaves approximately 2.8 million shares available for repurchase under its existing authorization.

The Company also announced today it signed an exclusive license with Reliance Brands Limited in India.  The license will encompass the opening of Kenneth Cole New York retail stores and the distribution of the Company’s product in premium department stores.

Fourth Quarter Guidance

The Company expects to report fourth quarter sales growth of mid-single digits and earnings per fully-diluted share on a GAAP basis of $0.37 to $0.39 versus the prior year loss of ($0.15).   The Company notes that there is no provision for federal taxes in its GAAP guidance.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories.  The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website.  Further information can be found at http://www.kennethcole.com/.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources.  The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                          Kenneth Cole Productions, Inc.

(unaudited)

(In thousands, except	Quarter Ended			Nine Months Ended
per share & outstanding share amounts)
	09/30/11		09/30/10	09/30/11	09/30/10

Net sales	$116,233		$107,493	$315,572	$303,774

Royalty Revenue	11,782		11,543	32,161	32,747

Net revenues	$128,015		$119,036	$347,733	$336,521

Gross profit	48,212		50,625	131,379	143,363

Selling, gen’l & administrative expenses	42,281		48,318	129,027	138,990
Store closings & severance costs	--		--	12,482	--
Total operating expense	42,281		48,318	141,509	138,990

Operating income/(loss)	5,931		2,307	(10,130)	4,373

Interest & other income, net	44		77	164	1,109
Investment impairment	(29)		(279)	(405)	(347)

Income/(loss) before taxes	5,946		2,105	(10,371)	5,135

Provision for income taxes	188		85	494	346

Net income/(loss)	$5,758		$2,020	$(10,865)	$4,789

Net income/(loss) per share:Basic	$0.32		$0.11	$(0.60)	$0.26

Net income/(loss) per share:Diluted	$0.31		$0.11	$(0.60)	$0.26

Average shares outstanding:Basic	18,192,000		18,215,000	18,242,000	18,151,000

Average shares outstanding:Diluted	18,505,000		18,537,000	18,242,000	18,513,000

Balance Sheet Data:	09/30/11		09/30/10
Cash & Cash Equivalents	$39,074		$69,793
Accounts Receivable	60,640		47,854
Inventory	50,939		51,564
Total Assets	261,394		277,771
Working Capital	81,621		99,203
Accounts Payable & Accrued Expenses	63,547		60,281
Long-term Debt	-		-
Total Shareholders’ Equity	135,696		148,823
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